Exhibit 99.3

MORGAN STANLEY SENIOR FUNDING,	HSBC BANK USA, N.A.
INC.	HSBC SECURITIES (USA) INC.
1585 BROADWAY	452 FIFTH AVENUE
NEW YORK, NEW YORK 10036	NEW YORK, NEW YORK 10018
May 9, 2011
Alkermes, Inc. 852
Winter Street
Waltham, MA 02451
Attn: James M. Frates, CFO
Project Springtime
Commitment Letter
$310 million Senior Secured First-Lien Term Loan Facility
$140 million Senior Secured Second-Lien Term Loan Facility
Ladies and Gentlemen:
          Alkermes, Inc. (“you” or the “Borrower”) a company organized under the laws of the State of Pennsylvania, has advised Morgan Stanley Senior Funding, Inc. (“MSSF”), HSBC Securities (USA) Inc. (“HSBC Securities”) and HSBC Bank USA, N.A. (“HSBC Bank” and, together with HSBC Securities, “HSBC”; and HSBC, together with MSSF, “we”, “us” or the “Commitment Parties” and each individually a “Commitment Party”) that you intend to acquire (the “Acquisition”) the Business Assets (as defined in the Acquisition Agreement) (including 100% of the equity interests in the U.S. Acquired Entities (as defined in the Acquisition Agreement), 100% of the equity interests in certain other subsidiaries of the Seller and the Additional Assets (as defined in the Acquisition Agreement) (collectively, the “Acquired Business”)) pursuant to a business combination agreement and plan of merger (the “Acquisition Agreement”) between you, Elan Corporation, plc, a company organized under the laws of the Republic of Ireland (the “Seller”), Antler Science Two Limited, a company organized under the laws of the Republic of Ireland (“Holdings”), a newly-formed acquisition vehicle organized under the laws of the State of Pennsylvania (“Merger Sub”) and certain wholly-owned subsidiaries of Seller identified in the Acquisition Agreement. As a result of the Acquisition, Merger Sub will merge with and into the Borrower, with the Borrower surviving as a wholly-owned indirect subsidiary of Holdings. All references to “dollars” or “$” in this Commitment Letter (as defined below) are references to United States dollars.
          You have advised us that the total funding required to effect the Acquisition, to repay and redeem existing indebtedness of the Borrower and the Acquired Business and their respective subsidiaries
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(including debt created for the purpose of effecting the Acquisition), and to pay the fees and expenses incurred in connection therewith shall be made through a combination of equity interests of Holdings (the “Equity Consideration”), cash of the Borrower and its subsidiaries (the “Cash Contribution”) and debt financing of $450 million which shall be provided solely from:
     (a) the incurrence by the Borrower of a senior secured first-lien term loan facility in the amount of $310 million (the “First-Lien Term Loan Facility”) as described in the summary of terms and conditions attached hereto as Exhibit A (the “First-Lien Term Sheet”); and
     (b) the incurrence by the Borrower of a senior secured second-lien term loan facility in the amount of $140 million (the “Second-Lien Term Loan Facility”; and together with the First-Lien Term Loan Facility, the “Facilities”) as described in the summary of terms and conditions attached hereto as Exhibit B (the “Second-Lien Term Sheet”).
The Acquisition, the entering into of this Commitment Letter (as defined below), the entering into of the Facilities and the initial borrowings thereunder and the related transactions contemplated by the foregoing as well as the payment of fees, commissions and expenses in connection with each of the foregoing, are collectively referred to as the “Transactions.” No other financing will be required for the Transactions.
          1. Commitments. Each Commitment Party is pleased to severally (and not jointly) commit to provide (a) in the case of MSSF, 75%, and in the case of HSBC Bank, 25% of the First-Lien Term Loan Facility subject to and on the terms and conditions set forth herein and in the First-Lien Term Sheet and the additional conditions attached as Exhibit C (the “Conditions Term Sheet”); and (b) in the case of MSSF 75%, and in the case of HSBC Bank, 25% of the Second-Lien Term Loan Facility subject to and on the terms and conditions set forth herein and in the Second-Lien Term Sheet and the Conditions Term Sheet (together with the First-Lien Term Sheet and the Second-Lien Term Sheet, the “Term Sheets” and together with this agreement and the Fee Letter (as defined below), the “Commitment Letter”). It is agreed that (a) MSSF and HSBC Securities shall act as joint lead arrangers, joint book-runners and co-syndication agents for the First-Lien Term Loan Facility (in such capacity, the “First-Lien Lead Arrangers”) and the Second-Lien Term Loan Facility (in such capacity, the “Second-Lien Lead Arrangers” and together with the First-Lien Lead Arrangers, the “Lead Arrangers”), with MSSF having “left” and highest placement on all marketing materials prepared in connection with the Facilities, and (b) MSSF shall act as administrative agent for the First-Lien Term Loan Facility (in such capacity, the “First-Lien Administrative Agent”) and the Second-Lien Term Loan Facility (in such capacity, the “Second-Lien Administrative Agent” and together with the First-Lien Administrative Agent, the “Administrative Agents”). It is further agreed that no additional advisors, agents, co-agents, arrangers or bookmanagers will be appointed and no Lender (as defined below) will receive compensation with respect to any of the Facilities outside the terms contained in this Commitment Letter and the fee letter (the “Fee Letter”) executed simultaneously herewith in order to obtain its commitment to participate in the Facilities, in each case unless you and we so agree.
          You agree that the funding of the Facilities shall not occur until the conditions set forth in this Section 1 of this Commitment Letter and on Exhibit C have been satisfied or waived (the date upon which all such conditions precedent shall be satisfied or waived, the “Closing Date”). The conditions to availability of the commitments and other obligations hereunder and of the Facilities are limited to those set forth in this Section 1 of this Commitment Letter, in the Term Sheets and Exhibit C. The commitment and other obligations of the Commitment Parties hereunder are subject to the satisfaction or waiver of the following conditions:
          (a) the execution and delivery of definitive loan documentation for the First-Lien Term Loan Facility (the “First-Lien Documentation”) and the Second-Lien Term Loan Facility
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(the “Second-Lien Documentation” and, together with the First-Lien Documentation, the “Financing Documentation”), including without limitation credit agreements, security agreements, guaranties and other documentation which shall, in each case, be consistent with the Commitment Letter and subject to Certain Funds Provision as set forth below;
     (b) the absence of a “Business Material Adverse Effect” (as defined in the Acquisition Agreement) since December 31, 2010;
     (c) the Lead Arrangers shall have been afforded a period of not less than 20 consecutive business days (excluding the period commencing August 19, 2011 through September 5, 2011) after delivery to the Lead Arrangers of the Confidential Memorandum referred to herein to syndicate the Facilities prior to the Closing Date; and
     (d) satisfaction or waiver of the other conditions to the initial funding of the Facilities set forth in Exhibit C.
          Notwithstanding anything in this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to Holdings, the Borrower, the Acquired Business and their respective subsidiaries and businesses the accuracy of which shall be a condition to availability of the Facilities on the Closing Date shall be (A) such of the representations made by the Seller in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) as they relate to the Borrower and (ii) the terms of the Financing Documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth in this Section 1 of this Commitment Letter, the Term Sheets and Exhibit C are satisfied (it being understood that (i) to the extent any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or possession of the certificated securities (if any) evidencing the Borrower’s and its subsidiaries’ equity and the security agreement giving rise to the security interest or by filing of a short-form security agreement with the United States Patent and Trademark Office or the United States Copyright Office) is not provided on the Closing Date after your use of commercially reasonable efforts to do so and (ii) as to any Collateral to be provided by any entity organized outside of the United States (a “Foreign Entity”), the provision of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed by the First Lien Administrative Agent and the Borrower). For purposes hereof, “Specified Representations” means the representations and warranties relating as to due organization, corporate power and authority, and due authorization, execution, delivery and enforceability of the Financing Documentation, the Financing Documentation not conflicting with charter documents, no material conflicts of the Financing Documentation with law (limited to the incurrence of the indebtedness in respect of the Facilities thereunder and the granting of guarantees in respect of the Facilities), solvency of Holdings and its subsidiaries on a consolidated basis after giving effect to the Transactions, Federal Reserve margin regulations, Investment Company Act, Patriot Act, status of the First-Lien Term Loan Facility and Second-Lien Term Loan Facility as senior debt and, in the case of the First Lien Term Loan Facility, subject to the parenthetical appearing in the preceding sentence, validity, priority and perfection of security interests (this paragraph, and the provisions herein, being the “Certain Funds Provision”).
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          2. Syndication. The Lead Arrangers reserve the right, prior to or after the Closing Date, to syndicate all or part of the Commitment Parties’ commitment for such Facility to one or more financial institutions or institutional lenders in consultation with you. Notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, (i) the Commitment Parties will not be relieved, released or novated from its obligations hereunder, including its obligation to fund all or any portion of its commitments hereunder until the Closing Date has occurred and (ii) unless you otherwise agree in writing, the Commitment Parties shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Without limiting your obligations to assist with syndication efforts as set forth herein, the Commitment Parties agree that completion of such syndications is not a condition to its commitments hereunder.
          The Lead Arrangers intend to commence syndication efforts promptly after the execution of this Commitment Letter by you and you agree to actively assist the Lead Arrangers in achieving a syndication in respect of each Facility that is reasonably satisfactory to the Lead Arrangers. Such syndication will be accomplished by a variety of means, including direct contact during the syndication for a Facility between senior management and advisors of you and (to the extent available after your exercising commercially reasonable efforts) the Acquired Business and the proposed syndicate members for such Facility (such members in respect of the First-Lien Term Loan Facility being referred to as the “First-Lien Lenders” and such members in respect of the Second-Lien Term Loan Facility being referred to as the “Second-Lien Lenders” and, collectively, the “Lenders”). The Lead Arrangers will exclusively manage, in consultation with you, all aspects of the syndication, including the timing, scope and identity of potential lenders, any agency or other title designations or roles awarded to any potential lender, any compensation provided to each potential lender from the amount paid to the Lead Arrangers pursuant to this Commitment Letter and the Fee Letter and the final allocation of the commitments in respect of the Facilities among the Lenders.
          To assist the Commitment Parties in their syndication efforts, you hereby covenant and agree:
     (a) to provide and cause your advisors to provide, and use your commercially reasonable efforts to cause the Acquired Business, its subsidiaries and its advisors to provide, the Lead Arrangers and the other relevant syndicate members upon request with all information reasonably requested by the Lead Arrangers on your behalf or at your direction, including but not limited to the Projections (as defined below) and financial and other information, reports, memoranda and evaluations prepared by, on behalf or at the direction of you, the Acquired Business or its subsidiaries or your or their respective advisors;
     (b) to assist (including using commercially reasonable efforts to cause the Acquired Business and its subsidiaries to assist) in the preparation of one or more confidential information memoranda (including public and private versions thereof) and other materials, in each case in form and substance customary for transactions of this type to be used in connection with the syndication of each Facility (collectively, the “Confidential Memorandum”);
     (c) to use your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit from your existing lending and banking relationships;
     (d) to use commercially reasonable efforts to obtain public corporate credit or family ratings of Holdings after giving effect to the Transactions and monitored ratings for each of the Facilities from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s
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Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) (collectively, the “Ratings”);
     (e) to otherwise assist the Lead Arrangers in their syndication efforts, including by making available your, and using your commercially reasonable efforts to make available the Acquired Business’s, officers, representatives and advisors, in each case at such times and, to the extent applicable, places, to be mutually agreed and to attend and make presentations regarding the business and prospects of the Borrower at one or more meetings of Lenders; and
     (f) prior to and until the earlier of a Successful Syndication (as defined in the Fee Letter) and 90 days after the Closing Date (the “Syndication Period”), there shall be no competing issues of debt securities or commercial bank or other debt facilities or securitizations (including any renewals or refinancing thereof) (other than the Facilities or any indebtedness of the Acquired Business permitted to be incurred pursuant to the Acquisition Agreement but excluding the Seller or any of its subsidiaries (other than the Acquired Business)) by Holdings, the Borrower, any of their respective subsidiaries or the Acquired Business without the consent of the Commitment Parties, including renewals or refinancing of any existing debt, in each case, that could reasonably be expected to materially and adversely affect the syndication of the Facilities without the prior consent of the Commitment Parties (not to be unreasonably withheld or delayed).
     For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon you or any of your affiliates. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties as a condition to the commitments hereunder or the funding of the Facilities on the Closing Date shall be those required to be delivered pursuant to Exhibit C hereto. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, the obtaining of the ratings referenced above shall not constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.
          3. Information. You represent and warrant that (a)all written information (other than the Projections referred to below and other than information of a general economic or industry specific nature), that has been or will hereafter be made available by or on behalf of you, the Borrower and, to your knowledge, the Acquired Business or by any of your or their respective agents or representatives in connection with the Transactions (the “Information”) to the Commitment Parties or any of their affiliates, agents or representatives or to any Lender or any potential Lender is or will be when furnished, taken as a whole, complete and correct in all material respects and does not or will not when furnished, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which such statements were or are made and (b)all financial projections (the “Projections”) that have been or will be prepared by you or on your behalf or by any of your representatives and made available to the Commitment Parties or any of their affiliates, agents or representatives or to any Lender or any potential Lender in connection with the Transactions have been or will be prepared in good faith based upon assumptions you believed to be reasonable at the time made (it being understood that such projections are subject to significant uncertainties and contingencies and that no assurance can be given that any particular projections will be realized). You agree that, if at any time prior to the end of the Syndication Period, any of the representations or warranties in the preceding sentence would be incorrect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that (with respect to the Information
Project Springtime — Commitment Letter

relating to the Borrower and, to the best of your knowledge, the Acquired Business) such representations and warranties will be correct at such time. You agree that, in issuing the commitments hereunder and in arranging and syndicating the Facilities, we will be entitled to use and rely on the Information and the Projections furnished by you or on your behalf or on behalf of the Acquired Business without independent verification thereof.
          You agree that the Lead Arrangers may make available any Information and Projections (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks, the Internet or another similar electronic system (the “Platform”). You further agree to assist, at the request of the Lead Arrangers, in the preparation of a version of a confidential information memorandum and other marketing materials and presentations to be used in connection with the syndication of each Facility, consisting exclusively of information or documentation that is either (i) publicly available or (ii) not material with respect to Holdings, the Borrower, the Acquired Business or their respective subsidiaries or any of their respective securities for purposes of foreign, United States federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.” You further agree that each document to be disseminated by the Lead Arrangers to any Lender or potential Lender in connection with the syndication of such Facility will be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information. You acknowledge that the following documents will contain solely Public Lender Information: (i) drafts and final definitive documentation with respect to each Facility; (ii) administrative materials prepared by the Lead Arrangers for potential Lenders (e.g. a lender meeting invitation, allocation and/or funding and closing memoranda); and (iii) notification of changes in the terms of such Facility.
          4. Costs, Expenses and Fees. You agree, if the Closing Date occurs, to pay or reimburse the Lead Arrangers, the Administrative Agents and the Commitment Parties for all reasonable and documented or invoiced costs and expenses incurred by the Lead Arrangers, the Administrative Agents and the Commitment Parties or their affiliates (whether incurred before or after the date hereof) in connection with the Facilities and the preparation, negotiation, execution and delivery of this Commitment Letter and Fee Letter, the Financing Documentation and any security arrangements in connection therewith, including without limitation, the reasonable fees and disbursements of counsel identified in Exhibits A and B. The foregoing provisions in this paragraph shall be superseded in each case by the corresponding provisions contained in the Loan Documents upon execution thereof. You further agree to pay all reasonable and documented or invoiced costs and expenses of the Lead Arrangers, the Administrative Agents and the Commitment Parties and their respective affiliates (including, without limitation, fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder. In addition, you hereby agree to pay when and as due the fees described in the Fee Letter. Once paid, such fees shall not be refundable under any circumstances.
          5. Indemnity. You agree to indemnify and hold harmless each of the Lead Arrangers, the Administrative Agents and Lenders and their respective affiliates (including, without limitation, controlling persons) and each director, officer, employee, advisor, agent, affiliate, successor, partner, representative and permitted assigns of each of the foregoing (each an “Indemnified Person”) from and against any and all actions, suits, investigation, inquiry, claims, losses, damages, liabilities, expenses or proceedings of any kind or nature whatsoever (“Losses”) which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in connection with or resulting from this Commitment Letter, the Fee Letter, the Facilities, the use of proceeds thereof, the Transactions or the other transactions contemplated thereby (regardless of whether any such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or otherwise) (any of the foregoing, a “Proceeding”), and you agree to reimburse each Indemnified Person
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upon demand for any reasonable and documented or invoiced legal expenses of one firm of counsel for all such indemnified persons, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) plus any required regulatory counsel for all such Indemnified Persons, taken as a whole (and, in the case of (i) an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict or (ii) a reasonable determination by an Indemnified Person that there may be legal defenses available to it which are different from or in addition to those available to the other Indemnified Persons, and, in each case, thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person) or other reasonable and documented or invoiced out-of-pocket expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding; provided, however, that no Indemnified Person will be indemnified for (A) any such cost, expense or liability (i) to the extent determined by a final, nonappealable judgment of a court of competent jurisdiction to have resulted solely from the bad faith, gross negligence or willful misconduct of such Indemnified Person or a material breach by such Indemnified Person or any related Indemnified Person of its obligations under this Commitment Letter, the Fee Letter, the Financing Documentation and the other transactions contemplated hereby or (ii) arising out of any Proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than in its capacity as an arranger or agent under either of the Facilities), or (B) any settlement entered into by such Indemnified Person without your written consent (such consent not to be unreasonably withheld, conditioned or delayed) (provided that the foregoing indemnity will apply to any such settlement referred to in this clause (B) in the event you were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume the defense). In the case of any Proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective, whether or not such Proceeding is brought by you, Holdings, the Borrower, the Acquired Business, any of your or their respective securityholders or creditors and whether or not any aspect of the Commitment Letter, the Fee Letter, the Facilities or any of the Transactions is consummated. Notwithstanding any other provision of this Commitment Letter, (i)no Indemnified Person shall be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission , except to the extent such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person or any related indemnified person, (ii) no Indemnified Person shall have any liability arising out of or in connection with this Commitment Letter, the Fee Letter, the Facilities or any of the Transactions or the other transactions contemplated thereby, except for direct losses, claims, damages, liabilities or related expenses to the extent they are found in a final nonappealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or material breach by such Indemnified Person or any related Indemnified Person of its obligations under this Commitment Letter, the Fee Letter, the Financing Documentation or the other transactions contemplated hereby, and it is further agreed that the Commitment Parties shall have liability only to you (as opposed to any other person) and (iii) notwithstanding any other provisions of this Commitment Letter to the contrary, none of we, you, Holdings, the Acquired Business or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages incurred in connection with the Transactions or the other transactions contemplated by this Commitment Letter; provided that your indemnification obligations to us or any Indemnified Person shall include Losses arising from any third party claims for such damages.
          You will not, without the prior written consent of the Indemnified Person, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination (i)includes an unconditional release of each Indemnified Person from all liability arising out of such Proceeding and (ii)does not
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include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such Indemnified Person.
          6. Confidentiality. This Commitment Letter is furnished solely for your benefit, and may not be relied upon or enforced by any other person or entity other than the parties hereto, the Lenders and the Indemnified Persons. This Commitment Letter is delivered to you on the condition that neither the existence of this Commitment Letter nor the Fee Letter nor any of their contents shall be disclosed, directly or indirectly, to any other person or entity without the prior written approval of the Commitment Parties (such approval not to be unreasonably withheld or delayed) except to your directors, officers, employees and advisors who are directly involved in the negotiation of the Transactions (the “Controlled Affiliates”) and the Controlled Affiliates of the Seller and the Acquired Business, in each case on a “need-to-know” basis and only in connection with the evaluation of the Transactions; provided that any disclosure of the Fee Letter or its terms or substance to the Seller and the Acquired Business or its directors, officers, employees and advisors shall be redacted in a manner reasonably satisfactory to the Commitment Parties unless the Commitment Parties otherwise agree. Notwithstanding the foregoing, (i) you may disclose the Commitment Letter (but not the Fee Letter) in any syndication or other marketing materials in connection with the Facilities or in connection with any public filing relating to the Transactions, (ii) you may file a copy of any portion of this Commitment Letter (other than the Fee Letter) in any public record in which it is required by law to be filed, (iii) you may disclose the existence and contents of this Commitment Letter, including the Exhibits A and B to any rating agency or other person in connection with the Transactions to the extent necessary to satisfy your obligations or the conditions hereunder, (iv) you may make such other public disclosures of any of the terms and conditions hereof pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or as otherwise required by law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure) and (v) you may disclose the aggregate fee amounts contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in marketing materials for the Facilities or in any public filing relating to the Transactions.
          The Commitment Parties and their respective affiliates will use all confidential information provided to it or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent any Commitment Party or its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case each Commitment Party agrees, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you or any of your affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by such Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary
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confidentiality obligations owing to you or any of your affiliates or related parties, (e) to the extent that such information is independently developed by such Commitment Party, (f) to such Commitment Party’s affiliates and to their and their affiliates’ respective employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (g) to potential or prospective lenders, participants or prospective participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to Borrower or any of its subsidiaries, in each case who agree to be bound by the terms of this paragraph or (h) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any potential or prospective Lenders, participants or prospective participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to Borrower or any of its subsidiaries referred to above shall be made subject to the acknowledgment and acceptance by such potential or prospective Lender, participant or prospective participant or assignees or any direct or indirect contractual counterparty to any swap or derivative transaction relating to Borrower or any of its subsidiaries that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of each Commitment Party or customary market standards for dissemination of such type of information. The Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Financing Documentation upon the initial funding thereunder; provided that if the Closing Date does not occur, this paragraph shall automatically terminate on the second anniversary hereof.
          7. Patriot Act. We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (October 26, 2001) (as amended, the “Patriot Act”), we and the other Lenders are required to obtain, verify and record information that identifies Holdings, the Borrower and the Acquired Business and its subsidiaries, which information includes the name, address, tax identification number and other information regarding them that will allow any of us or such Lender to identify Holdings, the Borrower and the Acquired Business in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective on behalf of each Commitment Party and each other Lender.
          8. Governing Law etc. This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby. Any right to trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter and/or the related Fee Letter is hereby waived. You hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the federal and New York State courts located in the City of New York, Borough of Manhattan (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or the Fee Letter or any matters contemplated hereby or thereby and agree that any service of process, summons, notice or document by registered mail addressed to you shall be effective service of process for any suit, action or proceeding relating to any such dispute. You irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding may be enforced in any jurisdiction by suit on the judgment or in any other manner provided by law. Nothing herein will affect the right of any Lead Arranger or Administrative Agent or the Commitment Parties to serve legal process in any other manner permitted by law or affect a Lead Arranger’s or Administrative Agent’s or the Commitment Parties’ right to bring any suit, action or proceeding against the Borrower or their respective subsidiaries or its or their property in the courts of other jurisdictions.
Project Springtime — Commitment Letter

          9. Other Activities; No Fiduciary Relationship; Other Terms.
          As you know, Morgan Stanley and HSBC are full service securities firms engaged, either directly or indirectly through its affiliates in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, Morgan Stanley and HSBC and their respective affiliates may actively trade the debt and equity securities (or related derivative securities) of Holdings, the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Morgan Stanley and HSBC and their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities or other debt obligations of Holdings, the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter.
          The Lead Arrangers, the Administrative Agents and the Commitment Parties and their respective affiliates may have economic interests that conflict with those of Holdings, Acquired Business or the Borrower and may provide financing or other services to parties whose interests conflict with yours. You agree that the Lead Arrangers, the Administrative Agents and the Commitment Parties will act under this agreement as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lead Arrangers, the Administrative Agents and the Commitment Parties on the one hand and Holdings, Acquired Business or the Borrower, or their respective management, stockholders or affiliates on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Lead Arrangers, the Administrative Agents and the Commitment Parties, on the one hand, and you, Holdings and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Commitment Parties is acting solely as a principal and not as a fiduciary of you or Holdings or the Borrower, its management, stockholders, creditors or any other person, (iii) the Lead Arrangers, the Administrative Agents and the Commitment Parties have not assumed an advisory or fiduciary responsibility in favor of you, Holdings or the Borrower with respect to the Transactions or the process leading thereto (irrespective of whether the Lead Arrangers, the Administrative Agents or the Commitment Parties or any of their respective affiliates had advised or is currently advising you, Holdings or the Borrower on other matters) or any other obligation to you, Holdings or the Borrower except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv)you, Holdings and the Borrower have consulted your and its own legal and financial advisors to the extent you or it deemed appropriate.
          You further acknowledge and agree that you, Holdings, the Borrower and your respective subsidiaries are responsible for making your and their own independent judgment with respect to the Transactions and the process leading thereto. In addition, please note that the Lead Arrangers, the Administrative Agents and the Commitment Parties and their respective affiliates do not provide accounting, tax or legal advice. You, Holdings, the Borrower and your respective subsidiaries agree that you or they will not claim that the Lead Arrangers, the Administrative Agents or the Commitment Parties or any of their respective affiliates has rendered advisory services or any nature or respect, or owes a fiduciary or similar duty to you, Holdings, the Borrower or your or their respective subsidiaries, in connection with the Transactions or the process leading thereto.
          We reserve the right to employ the services of one or more of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates
Project Springtime — Commitment Letter

certain fees payable to us in such manner as we and such affiliates may agree in our sole discretion. You also agree that each Commitment Party may, subject to the syndication provisions in paragraph 2 above, at any time and from time to time assign all or any portion of its respective commitments hereunder to one or more of its respective affiliates. You acknowledge that each Commitment Party may share with any of its affiliates, and such affiliates may share with such Commitment Party, any information related to the Transactions, you, the Acquired Business, any of your or their subsidiaries or any of the matters contemplated hereby in connection with the Transactions subject to the terms set forth in paragraph 6 hereof.
          10. Acceptance, Termination, Amendment, etc. Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts hereof and thereof by no later than 5:00 p.m., New York time, on May 9, 2011. Thereafter, the commitments and other obligations of each Commitment Party set forth in this Commitment Letter shall automatically terminate unless each of the Lenders shall in their discretion agree to an extension, upon the earliest to occur of (i) the execution and delivery of Financing Documentation by all of the parties thereto and the consummation of the Acquisition; (ii) 180 days following the date of this Commitment Letter, if the Financing Documentation shall not have been executed and delivered by all such parties thereto or (iii) the date of termination or abandonment of the Acquisition Agreement.
          This Commitment Letter and the Fee Letter constitute the entire agreement and understanding between you and your subsidiaries and affiliates and the Commitment Parties with respect to the Facilities and supersedes all prior written or oral agreements and understandings relating to the specific matters hereof. No individual has been authorized by the Commitment Parties or any of their respective affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter.
          Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Financing Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder is subject to conditions precedent as provided herein. Reasonably promptly after the execution of this Commitment Letter, the parties hereto shall proceed with the negotiation of the Financing Documentation for the purpose of executing and delivering the Financing Documentation substantially simultaneously with the consummation of the Acquisition.
          Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter and the Fee Letter by facsimile or electronic .pdf shall be effective as delivery of a manually executed counterpart of this Commitment Letter and the Fee Letter. This Commitment Letter and the Fee Letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which counterpart shall be an original, but all of which shall together constitute one and the same instrument. The provisions of Section 1 (clause (i) only), 2, 3, 4, 5, 6, 8, 9 and this Section 10 shall survive termination of this Commitment Letter, provided that Sections 2 and 3 shall survive only if the Closing Date occurs and provided further that the indemnification provisions contained in the Financing Documentation shall supersede your indemnification obligations hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the parties hereto. This Commitment Letter shall not be assignable by you without our prior written consent and any purported assignment without such consent shall be null and void. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and any Indemnified Persons).
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          We are pleased to have given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours, MORGAN STANLEY SENIOR FUNDING, INC.
By:	/s/ [ILLEGIBLE]
	Name:	[ILLEGIBLE]
	Title:	Authorized Signatory

HSBC SECURITIES (USA) INC.
By:	/s/ Lex Malas
	Name:	Lex Malas
	Title:	Authorized Signatory

HSBC BANK USA, N.A.
By:	/s/ Lex Malas
	Name:	Lex Malas
	Title:	Authorized Signatory

Project Springtime — Commitment Letter

Agreed to and accepted as of
the date first written above:
ALKERMES, INC.

By:	/s/ James M. Frates

	Name:	James M. Frates
	Title:	Senior Vice-President, Chief Financial Officer and Treasurer

By:	/s/ Gordon G. Pugh

	Name:	Gordon G. Pugh
	Title:	Senior Vice-President and Chief Operating Officer
Project Springtime — Commitment Letter

EXHIBIT A
Project Springtime
$310,000,000 First-Lien Term Loan Facility
Summary of Principal Terms and Conditions

Borrower:	Alkermes, Inc. (the “Borrower”).

Administrative Agent:	Morgan Stanley Senior Funding, Inc. (“MSSF”), will act as sole administrative agent and collateral agent under the First-Lien Term Loan Facility (as defined below) (in such capacities, the “Administrative Agent”) for a syndicate of banks, financial institutions and other lenders selected by the Lead Arrangers in consultation with the Borrower (together with the Initial Lender, the “First-Lien Lenders”).

Joint Lead Arrangers and Joint Book-Running Managers:	MSSF and HSBC Securities (USA) Inc. (“HSBC Securities”) will act as joint lead arrangers and joint book-running managers for the First-Lien Term Loan Facility (in such capacity, the “Lead Arrangers”).

Transactions:	As described in the Commitment Letter.

First-Lien Term Loan Facility:	Amount: A First-Lien Term Loan Facility in an aggregate principal amount of $310 million.

Use of Proceeds: The loans made pursuant to the First-Lien Term Loan Facility (the “First-Lien Term Loans”) may only be incurred on the Closing Date and the proceeds thereof shall be utilized solely to fund the Acquisition and to pay the Transaction Costs.

Maturity: The final maturity date of the First-Lien Term Loan Facility shall be 6 years from the Closing Date (the “First-Lien Term Loan Maturity Date”).

Amortization: During each year following the Closing Date, annual amortization (payable in 4 equal quarterly installments) of the First-Lien Term Loans shall be required in an amount equal to 1.0% of the initial aggregate principal amount of the First-Lien Term Loans, with the remaining balance payable on the First-Lien Term Loan Maturity Date.

Uncommitted First-Lien Incremental Facilities:	So long as no Default or Event of Default shall exist or be continuing at the time of the incurrence of such loans or would result therefrom, the Borrower shall have the right to solicit First-Lien Lenders and/or other commercial banks and financial
Project Springtime — Commitment Letter

institutions to provide incremental commitments consisting of one or more new classes of first-lien term loans (the “Incremental First-Lien Term Loans”) to be made available from and after the Closing Date (hereinafter, the “First-Lien Incremental Facilities”) in an aggregate amount not to exceed the greater of (a) $50 million and (b) such amount as will not cause the First-Lien Leverage Ratio (to be defined, but in any event, to utilize gross First-Lien Indebtedness of the Borrower and its restricted subsidiaries) to be greater than the lesser of (x) 0.25:1.00 below the First Lien Leverage Ratio as of the Closing Date (after giving pro forma effect to the Transactions) and (y) 3.00:1.00, on a pro forma after giving effect to the incurrence thereof and the application of the proceeds therefrom, in each case on the following terms and conditions (i) the maturity date of such Incremental First-Lien Term Loans shall be no earlier than the First-Lien Term Loan Maturity Date, (ii) the weighted average life to maturity of the First-Lien Incremental Facilities shall not be shorter than the remaining weighted average life to maturity of the First-Lien Term Loans, (iii) the interest rate provisions and fees with respect to any Incremental Facilities shall be as agreed between the Borrower and the First-Lien Lenders providing such Incremental Facilities but in the event that the “effective yield” (to be defined but, which shall include all upfront or similar fees or original issue discount (assuming a four year weighted average life) but exclude arrangement and other fees not payable to lenders generally) for any Incremental Facilities exceeds the “effective yield” of the First-Lien Term Loans by more than 0.50%, then the interest margins for the First-Lien Term Loans shall be increased to the extent required so that the “effective yield” of the First-Lien Term Loans is equal to the “effective yield” of such Incremental Facilities minus 0.50%, and (iv) except as provided above, all terms and conditions of the Incremental Facilities shall be identical to the terms and conditions of the First-Lien Term Loans or otherwise reasonably acceptable to the Administrative Agent.

Existing First-Lien Lenders shall not be obligated without their prior written consent to provide a commitment and/or make any loans pursuant to any Incremental Facilities.

Guaranties:	Antler Science Two Limited (“Holdings”), each wholly-owned subsidiary of Holdings (other than the Borrower and its subsidiaries), and each direct and indirect wholly-owned domestic subsidiary of the Borrower (each, a “Guarantor” and, collectively, the “Guarantors”), other than (a) immaterial subsidiaries (to be defined in a manner to be mutually agreed), (b) any subsidiary that is prohibited by law or regulation from providing such guaranty, (c) any direct or indirect domestic subsidiary of the Borrower that is treated as a disregarded entity for federal income tax purposes if substantially all of its assets
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consist of the equity of one or more direct or indirect foreign subsidiaries, (d) any domestic subsidiary of the Borrower that is a direct or indirect subsidiary of a foreign subsidiary, and (e) any subsidiary to the extent that the cost of obtaining a guaranty outweighs the benefit afforded thereby as reasonably determined by the Administrative Agent, shall be required to provide an unconditional guaranty, on a joint and several basis (collectively, the “Guaranties”), of all amounts owing under the First-Lien Term Loan Facility and the obligations of the Borrower and its subsidiaries under any interest rate protection or other hedging arrangements or cash management arrangements entered into with the Administrative Agent, the Lead Arrangers, an entity that is a First-Lien Lender at the time of such transaction, or any affiliate of any of the foregoing (collectively, the “Hedging Arrangements”). Such Guaranties shall be guarantees of payment and not of collection. Notwithstanding the foregoing, any guarantee provided by a Foreign Entity shall be subject to the Agreed Security Principles.

Security:	All amounts owing under the First-Lien Term Loan Facility and (if applicable) the Hedging Arrangements (and all obligations under the Guaranties) will be secured by (x) a perfected security interest in all stock and other equity interests of the Borrower and each Guarantor (other than Holdings) and all stock, other equity interests and promissory notes owned by the Borrower and the Guarantors; provided that not more than 65% of the total outstanding voting stock of (a) any non-U.S. subsidiary of the Borrower (a “CFC”) and (b) any direct or indirect domestic subsidiary of the Borrower that is treated as a disregarded entity for federal income tax purposes if substantially all of its assets consist of the equity of one or more CFCs shall be required to be pledged if the pledging thereof would give rise to material adverse tax consequences to the Borrower; provided, further, that equity interests in partnerships, joint ventures and non-wholly owned subsidiaries which cannot be pledged without the consent of one or more third parties shall not be required to be pledged, and (y) a perfected security interest in all other tangible and intangible assets (including, without limitation, receivables, inventory, equipment, contract rights, securities, patents, trademarks, other intellectual property, cash, bank and securities deposit accounts and material owned real estate (with such materiality to be subject to a threshold to be mutually agreed)) owned by the Borrower and the Guarantors, other than “Excluded Assets” (as defined below) (all of the foregoing, the “Collateral”), except any fee-owned real property with a fair market value of less than an amount to be agreed, and leasehold real property interests, any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or
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agreement or purchase money arrangement or create a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code, letter of credit rights with a value of less than an amount to be agreed and commercial tort claims with a value of less than an amount to be agreed and those assets as to which it is reasonably determined by the Administrative Agent that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the value to the First-Lien Lenders of the security to be afforded thereby (all of the foregoing the “Excluded Assets”). Further, in the case of the Borrower and Guarantors organized under the laws of a jurisdiction located within the United States will not (x) be required to perfect security interests in motor vehicles or other assets covered by a certificate of title other than by filing uniform commercial code financing statements in the jurisdiction of organization and (y) be required to take any action in any non- U.S. jurisdiction to create any security interest in assets located or titled outside of the U.S. or to perfect any security interests in such assets and there shall be no security agreements governed by laws of a non-U.S. jurisdiction. In addition, in no event shall control agreements or control or similar arrangements be required with respect to deposit or securities accounts below a threshold to be agreed. Notwithstanding the foregoing, any Collateral provided by a Foreign Entity shall be subject to the Agreed Security Principles.

All documentation evidencing the security required pursuant to the two preceding paragraphs is collectively herein referred to as the “Security Agreements.”

Intercreditor Matters:	The priority of the security interests in the Collateral and related creditors rights among the First-Lien Lenders and the Second- Lien Lenders will be set forth in an intercreditor agreement (the “Intercreditor Agreement”) reasonably acceptable to the Lead Arrangers, which will provide, inter alia, for the subordination of the security interests of the Second-Lien Lenders in all Collateral to the security interests of the First-Lien Lenders in all Collateral.

Voluntary Prepayments and Commitment Reductions:	Voluntary prepayments of First-Lien Term Loans may be made at any time on three business days’ notice in the case of LIBOR Loans, or one business day’s notice in the case of Base Rate Loans, without premium or penalty (other than any Repricing Premium referred to below), in minimum principal amounts to be determined; provided that voluntary prepayments of LIBOR Loans made on a date other than the last day of an interest period
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applicable thereto shall be subject to customary breakage costs. Voluntary prepayments of First-Lien Term Loans shall apply to reduce future scheduled amortization payments as directed by the Borrower.

Mandatory Repayments:	Mandatory repayments of First-Lien Term Loans shall be required from (a) 100% of the net cash proceeds from asset sales, insurance recovery and condemnation events by the Borrower and its restricted subsidiaries (including sales of equity interests of any restricted subsidiary of the Borrower), subject to exceptions and exclusions, in each case to be mutually agreed, other than amounts reinvested in assets to be used in Borrower’s business, or the business of its restricted subsidiaries within (i) 12 months of receipt of such proceeds or (ii) if the Borrower or any of its restricted subsidiaries have contractually committed to reinvest such proceeds within 12 months of the date of receipt, within 18 months of receipt of such proceeds, (b) 100% of the net proceeds from issuances or incurrences of debt not permitted by the definitive documentation of the First-Lien Term Loan Facility by the Borrower and its restricted subsidiaries and (c) commencing with the first full fiscal year following the Closing Date, 50% (with step-downs to 25% and 0% based upon meeting a total leverage ratio (to be defined) to be agreed) of annual excess cash flow (to be defined to be net of, among other things, cash used or committed to be used for capital expenditures and permitted investments) of the Borrower and its restricted subsidiaries; provided that voluntary and certain mandatory prepayments of the First-Lien Term Loans made during the applicable fiscal year, other than to the extent financed with long-term indebtedness, will reduce the amount of excess cash flow prepayments on a dollar-for-dollar basis.

All mandatory repayments of First-Lien Term Loans shall be applied as directed by the Borrower.

Repricing Transaction:	In the event that, prior to the first anniversary of the Closing Date, all or any portion of any First Lien Term Loan Facility is refinanced (including by way of amendment) with the proceeds of bank loans or credit facilities incurred for the primary purpose of obtaining a lower applicable margin or yield than that applicable to the First Lien Term Loan Facility (each, a “Repricing”), such prepayment shall be made at 101% of the principal amount prepaid (the “Repricing Premium”).

Interest Rates:	The interest rates under the First-Lien Term Loan Facility will be LIBOR plus 4.25% or ABR plus 3.25%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 9 or 12 months) for LIBOR borrowings.
Project Springtime — Commitment Letter

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on LIBOR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

ABR is the Alternate Base Rate, which is the highest of (i) the rate published in The Wall Street Journal as the “U.S. Prime Rate”, (ii) the Federal Funds Effective Rate plus 1/2 of 1.0% and (iii) the one-month LIBOR rate (after giving effect to the LIBOR Floor) plus 1.0% per annum.

LIBOR is the London interbank offered rate for dollars, adjusted for statutory reserve requirements.

There shall be a minimum LIBOR requirement (the “LIBOR Floor”) of 1.50% per annum.

Default Interest:	Upon the occurrence and during the continuance of a payment or bankruptcy event of default, any overdue principal, interest or other amounts (or any amounts in the case of a bankruptcy event of default) shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by the applicable borrowing (or, if any such amount does not relate to a borrowing, the rate which is 2% in excess of the rate applicable to First-Lien Term Loans that are ABR Loans). Such interest shall be payable on demand.

Yield Protection:	The First-Lien Term Loan Facility shall include customary protective provisions for such matters as capital adequacy, increased costs, reserves, funding losses, illegality and withholding taxes. The Company shall have the right to replace any First-Lien Lender that (i) requests reimbursement with respect to contingencies described in the immediately preceding sentence or (ii) refuses to consent to amendments or waivers of the First-Lien Term Loan Facility which require the consent of such First-Lien Lender and which have been approved by the Required Lenders under the First-Lien Term Loan Facility.

Definitive Loan Documentation	The definitive financing documentation governing the First-Lien Term Loan Facility (the “First-Lien Documentation”) shall be negotiated in good faith, shall contain only those mandatory prepayments, conditions to borrowing, representations, warranties, covenants and events of default expressly set forth in this Exhibit A, together with other customary loan document terms and provisions to be mutually agreed (subject to the right
Project Springtime — Commitment Letter

of the Lead Arrangers to exercise the flex provisions under the Fee Letter), it being understood and agreed that there shall not be any conditions to the initial borrowing under the First-Lien Term Loan Facility on the Closing Date other than those conditions precedent set forth in Section 1 of the commitment letter to which this Exhibit A is attached, the section of this Exhibit A entitled “Conditions Precedent” and on Exhibit C to the Commitment Letter and that the Financing Documentation will give due regard the operational requirements of Holdings and its subsidiaries in light of their size, industry, businesses and business practices.

Conditions Precedent:	Conditions precedent limited to those conditions precedent expressly set forth set forth in Section 1 of the commitment letter to which this Exhibit A is attached and on Exhibit C to the Commitment Letter and delivery of borrowing notice.

Representations and Warranties:	Representations and warranties shall apply to Holdings, the Borrower and their restricted subsidiaries and be limited to the following and subject to materiality thresholds (where appropriate) to be agreed: (i) corporate status, (ii) power and authority, (iii) due authorization, execution and delivery and enforceability, (iv) no violation or conflicts with laws, material contracts or charter documents, (v) governmental and material third-party approvals, (vi) financial statements and projections, (vii) absence of a Material Adverse Effect (to be defined), (viii) solvency of Holdings and its restricted subsidiaries, on a consolidated basis, (ix) absence of material litigation, (x) true and complete disclosure, (xi) use of proceeds and compliance with Margin Regulations, (xii) tax returns and payments, (xiii) compliance with ERISA, environmental law, OFAC, FCPA, and general statutes, (xiv) ownership of property, (xv) validity, perfection and priority of security interests under Security Agreements, (xvi) inapplicability of Investment Company Act, (xvii) employment and labor relations, (xviii) intellectual property, (xix) existing indebtedness, (xx) insurance and (xxi) Patriot Act; subject, however, to the Certain Funds Provisions.

Covenants:	Limited to the following covenants and applicable to Holdings, the Borrower and its restricted subsidiaries (with thresholds, exceptions and qualifications as set forth below and otherwise to be mutually agreed):

(a) Affirmative Covenants — Compliance with laws and regulations (including, without limitation, ERISA, environmental laws, OFAC and FCPA); (ii) payment of taxes; (iii) maintenance of adequate insurance; (iv) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; (v) visitation and inspection rights (subject to limitations on frequency and expense reimbursement with
Project Springtime — Commitment Letter

respect to additional visits and inspections to be agreed on); (vi) keeping of proper books in accordance with generally accepted accounting principles; (vii) maintenance of properties; (viii) further assurances as to perfection and priority of security interests and additional guarantors; (ix) notice of defaults and material litigation and other events that could reasonably be expected to have a material adverse effect; (x) financial statements (unaudited quarterly statements for each of the first three fiscal quarters of each fiscal year and audited annual financials for Holdings and its subsidiaries on a consolidated basis (in accordance with US GAAP) accompanied by an audit opinion from a nationally recognized accounting firm without qualification as to scope of the audit or “going concern”) and projections prepared by management of the Borrower and provided on an annual basis, in each case with accompanying annual management discussion and analysis, and, at the request of the Administrative Agent, quarterly informational calls with the First-Lien Lenders); (xi) use of proceeds; (xii) ownership of subsidiaries; (xiii) obtaining of interest rate protection in respect of not less than 50% of the principal amount of the Facilities for a period of not less than three years, provided the Borrower can obtain such interest rate protection on commercially reasonable terms and without being required to post collateral; and (xiv) use of commercially reasonable efforts to obtain and maintain (A) a public corporate credit rating of the Borrower and a rating of the First-Lien Term Loan Facility from S&P and (B) a public corporate family rating of the Borrower and a rating of the First- Lien Term Loan Facility from Moody’s.

(b) Negative Covenants — Restrictions on (i) liens (including an exception for Liens permitted by the Acquisition Agreement securing obligations that are permitted to survive the closing of the Acquisition); (ii) incurrences of debt, guarantees or other contingent obligations (with exceptions including, but not limited to (x) the Second Lien Facility and (y) unsecured or subordinated later maturing indebtedness of the Borrower or any Guarantor so long as on a pro forma basis, the Total Leverage Ratio (to be defined to be net of unrestricted cash and cash equivalents in an aggregate amount not to exceed $50,000,000) as of the end of the most recent fiscal quarter of the Borrower for which financial statements are available would be below 4.00:1.00) and subject to no Default and other conditions to be agreed; (iii) mergers and consolidations; (iv) sales, transfers and other dispositions of property and assets; (v) loans, acquisitions, joint ventures and other investments (with (A) an exception for acquisitions of entities that become restricted subsidiaries subject to (x) no Default, (y) pro forma compliance with a maximum Total Leverage Ratio (giving effect to any acquisition as if had occurred at the beginning of the relevant four quarter period) of less than 4.00:1.00, in each case, as of the end of the most recent
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fiscal quarter of the Borrower for which financial statements are available and (z) a sublimit on acquisitions of entities that do not become Guarantors and (B) a general investment basket in an amount to be agreed); (vi) restricted payments, dividends and other distributions to, and redemptions and repurchases from, equity holders; (vii) prepaying, redeeming or repurchasing junior indebtedness (including indebtedness under the Second-Lien Term Loan Facility); (viii) transactions with affiliates; (ix) changes in the nature of business; (x) to the extent such amendment or modification is materially adverse to the First- Lien Lenders, (A) amending organizational documents and (B) amending or otherwise modifying the definitive credit documentation governing the Second-Lien Term Loan Facility and related documentation; (xi) Holdings (and any intermediate holding companies) conducting business other than as a passive holding company; (xii) changes in fiscal years; (xiii) negative pledges; and (xiv) restrictions affecting subsidiaries.

The negative covenants will be subject to an available basket amount (the “Available Amount Basket”) that will be built by 50% of cumulative consolidated net income (less 100% of cumulative net losses) and new equity (which shall be common equity or other qualified equity on terms to be mutually agreed) that may be used, subject to the absence of any continuing event of default and pro forma compliance with a Total Leverage Ratio of not greater than 4.00:1.00, for among other things, investments, restricted payments and the prepayment or redemption of subordinated debt).

(c) Financial Covenants. None.

Events of Default:	Events of default (to be applicable to Holdings, the Borrower and their restricted subsidiaries), in each case, with exceptions, materiality thresholds and qualifications and, as appropriate, grace periods to be mutually agreed, limited to: (i) nonpayment of principal when due or of interest, fees or other amounts after 3 business days; (ii) failure to perform or observe covenants set forth in the First-Lien Documentation subject, in the case of certain affirmative covenants, to a grace period of 30 days; (iii) any representation or warranty proving to have been incorrect in any material respect when made; (iv) cross-defaults and cross- acceleration to other indebtedness subject to threshold amount to be mutually agreed; (v) bankruptcy, insolvency proceedings, etc.; (vi) inability to pay debt when due, attachments etc.; (vii) unstayed or unsatisfied monetary judgment defaults subject to threshold amount to be mutually agreed; (viii) ERISA defaults subject to a materiality threshold to be mutually agreed; (ix) actual or asserted invalidity of guarantees or Security Agreements or impairment of security interests in any material portion of the Collateral; (x) actual or asserted invalidity of the
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Intercreditor Agreement or any material provision thereof and (xi) Change of Control (to be defined and to provide that a sale of the Seller or its ownership interest will not be a Change of Control).

Assignments and Participations:	Any First-Lien Lender may assign, and may sell participations in, its rights and obligations under the First-Lien Term Loan Facility (other than to any company engaged in the development, manufacture, marketing and commercialization of biotechnology and/or pharmaceuticals or any of its affiliates (other than any debt funds of private equity firms, in consultation with the Borrower)) (a “Disqualified Institution”) subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and restrictions on participations to the Borrower and its affiliates and (y) in the case of assignments, to customary limitations to be mutually agreed (including (i) a minimum assignment amount to be agreed (or, if less, the entire amount of such assignor’s commitments and outstanding First-Lien Term Loans at such time), (ii) an assignment fee in the amount of $3,500 to be paid by the respective assignor or assignee to the Administrative Agent, (iii) restrictions on assignments to any entity that is not an Eligible Transferee, and (iv) the receipt of the consent of the Administrative Agent and, the consent of the Borrower (such consent, in any such case, not to be unreasonably withheld or delayed); provided that such consent of the Borrower shall not be required (i) if such assignment is made to another First Lien Lender or an affiliate or approved fund of any such First Lien Lender, (ii) with respect to First Lien Term Loans during the primary syndication of the loans and commitments under the First Lien Term Loan Facility or (iii) after the occurrence and during the continuance of a payment or insolvency event of default).

The Financing Documentation shall provide (the “First Lien Term Loan Buyback Provisions”) that so long as no default or event of default is continuing and subject to customary procedures to be agreed, First-Lien Term Loans may be purchased by and assigned to Holdings, the Borrower and their subsidiaries, provided that (i) First-Lien Term Loans owned or held by Holdings, the Borrower and its subsidiaries shall be immediately cancelled and (ii) First-Lien Term Loans owned or held by Holdings, the Borrower and its subsidiaries, shall not, in the aggregate for all such persons, exceed an amount to be mutually agreed of the First Lien Term Loan Facility.

Waivers and Amendments:	Amendments and waivers of the provisions of the definitive loan documentation governing the First-Lien Term Loan Facility will require the approval of the First-Lien Lenders holding more than 50% of the aggregate outstanding principal amount of First-Lien Term Loans (the “Required Lenders”), except that (a) the
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consent of each First-Lien Lender directly affected thereby will be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest or fees, (iii) extensions of scheduled payments of any Term Loans (including at final maturity) or times for payment of interest or fees, and (iv) modifications to the voting percentages, and (b) the consent of all of the First-Lien Lenders shall be required with respect to releases of all or substantially all of the collateral or the value of the Guaranties provided by the Guarantors; provided that if any of the matters described in clause (a) or (b) above is agreed to by the Required Lenders, the Borrower shall have the right to substitute any non-consenting First-Lien Lender whose consent is required by having its First-Lien Term Loans assigned, at par, to one or more other institutions, subject to the assignment provisions described above.

The First-Lien Documentation shall provide the right for the Borrower to extend commitments and/or outstanding loans under one or more tranches pursuant to customary procedures to be agreed with only the consent of the extending Lenders and the Administrative Agent.

Indemnification:	The First-Lien Documentation will contain customary indemnities for the Administrative Agent, the Lead Arrangers, the First-Lien Lenders and their respective affiliates’ employees, officers and agents, in each case other than as a result of such person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision.

Governing Law and Forum:	All documentation shall be governed by the internal laws of the State of New York (except security documentation that the Administrative Agent determines should be governed by local law) and the Borrower and the Guarantors shall consent to the exclusive jurisdiction of any New York state court or the federal court sitting in the Borough of Manhattan in New York City, and any appellate court thereof in any action or proceeding arising out of the Transactions or any documentation related thereto.

Counsel to Administrative Agent and Lead Arrangers:	Shearman & Sterling LLP.
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EXHIBIT B
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$140,000,000 Second-Lien Term Loan Facility
Summary of Principal Terms and Conditions1

Borrower:	Alkermes, Inc. (the “Borrower”).

Administrative Agent:	Morgan Stanley Senior Funding, Inc. (“MSSF”), will act as sole administrative agent and collateral agent under the Second-Lien Term Loan Facility (in such capacities, the “Administrative Agent”) for a syndicate of banks, financial institutions and other lenders selected by the Lead Arrangers, (together with the Initial Lender, the “Second-Lien Lenders”).

Joint Lead Arrangers and Joint Book-Running Managers:
MSSF and HSBC Securities (USA) Inc. (“HSBC Securities”) will act as joint lead arrangers and joint book-running managers for the Second-Lien Term Loan Facility (in such capacity, the “Lead Arrangers”).

Second-Lien Term Loan Facility:	1. Amount: A Second-Lien Term Loan Facility in an aggregate principal amount of $140 million.

2. Use of Proceeds: The loans made pursuant to the Second- Lien Term Loan Facility (the “Second-Lien Term Loans”) may only be incurred on the Closing Date and the proceeds thereof shall be utilized solely to fund the Acquisition and to pay the Transaction Costs.

3. Maturity: The final maturity date of the Second-Lien Term Loan Facility shall be 7 years from the Closing Date (the “Second-Lien Term Loan Maturity Date”).

4. Amortization: The Second-Lien Term Loans shall not amortize. The aggregate principal amount of Second-Lien Term Loans originally incurred shall be due and payable in full on the Second-Lien Term Loan Maturity Date.

5. Availability: Second-Lien Term Loans may only be incurred on the Closing Date. No amount of Second-Lien Term Loans once repaid may be reborrowed.

[1]	Capitalized terms used herein without definition have the meanings given such terms in Exhibit A to the Commitment Letter to which this Exhibit B is attached.
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Uncommitted Incremental Facility:
The Borrower shall have the right to incur incremental commitments consisting of one or more new classes of Incremental Second-Lien Term Loans subject to the terms and conditions set forth in the section of Exhibit A entitled “Uncommitted First-Lien Incremental Facilities.”, provided that references to “First-Lien Term Loans” and Incremental First- Lien Term Loans therein shall be understood as references to the Second-Lien Term Loans or Incremental Second-Lien Term Loans, as the case may be.

Guaranties:	The obligations of the Borrower in respect of the Second-Lien Term Loan Facility shall be guaranteed (the “Guaranties”) by each of the guarantors of the First-Lien Term Loan Facilities (the “Guarantors”). Notwithstanding the foregoing, any guaranty provided by a Foreign Entity shall be subject to the Agreed Guaranty and Security Principles.

Security:	The obligations of the Borrower in respect of the Second-Lien Term Loan Facility and the obligations of the Guarantors under the Guaranties shall be secured on a second-priority basis by all collateral for the First-Lien Term Loan Facility. Notwithstanding the foregoing, any Collateral provided by a Foreign Entity shall be subject to the Agreed Guaranty and Security Principles.

All documentation evidencing the security required pursuant to the preceding paragraph is collectively herein referred to as the “Security Agreements.”

Intercreditor Matters:	The priority of the security interests in the Collateral and related creditors rights among the First-Lien Lenders and the Second- Lien Lenders will be set forth in an intercreditor agreement (the “Intercreditor Agreements”) on the terms described in Exhibit A.

Voluntary Repayments:	Voluntary prepayments may be made at any time (subject, in the case of the Second-Lien Term Loans, to any restrictions contained in the documentation governing the First-Lien Term Loan Facility) on three business days’ notice in the case of LIBOR Loans, or one business days’ notice in the case of Base Rate Loans, without premium or penalty (except as provided below under “Call Protection”), in minimum principal amounts to be determined; provided that voluntary prepayments of LIBOR Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs.

Mandatory Repayments:	Same as the First-Lien Term Loans; provided that (i) the Borrower shall not be required to make any prepayment prohibited by the Intercreditor Agreement or the definitive
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financing documentation with respect to the First-Lien Financing and (ii) to the extent the Borrower applies any amount to prepay First-Lien Term Loans it shall be deemed to have satisfied its obligation to prepay the Second-Lien Term Loans.

Call Protection:	Voluntary prepayments of the Second-Lien Term Loans and any mandatory repayments of Second-Lien Term Loans (other than mandatory repayments from excess cash flow), in each case prior to the third anniversary of the Closing Date, will require payment of a prepayment premium as follows:

(A) if during the first year following the Closing Date, an amount equal to 3% of the principal amount of the Second-Lien Term Loans so prepaid;

(B) if during the second year following the Closing Date, an amount equal to 2% of the principal amount of the Second-Lien Term Loans so prepaid; and

(C) if during the third year following the Closing Date, an amount equal to 1% of the principal amount of the Second-Lien Term Loans so prepaid.

Interest Rates:	The interest rates under the Second-Lien Term Loan Facility will be as follows:

At the option of the Borrower, LIBOR plus 7.25% or ABR plus 6.25%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 9 or 12 months) for LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on LIBOR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

ABR is the Alternate Base Rate, which is the highest of (i) the rate published in The Wall Street Journal as the “U.S. Prime Rate”, (ii) the Federal Funds Effective Rate plus 1/2 of 1.0% and (iii) the one-month LIBOR rate (after giving effect to the LIBOR Floor) plus 1.0% per annum.
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LIBOR is the London interbank offered rate for dollars, adjusted for statutory reserve requirements. There shall be a minimum LIBOR requirement (the “LIBOR Floor”) of 1.50% per annum.

Default Interest:	Upon the occurrence and during the continuance of a payment or bankruptcy event of default, any overdue principal, interest or other amounts (or any amounts in the case of a bankruptcy event of default) shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by the applicable borrowing (or, if any such amount does not relate to a borrowing, the rate which is 2% in excess of the rate applicable to Second-Lien Term Loans that are ABR Loans). Such interest shall be payable on demand.

Definitive Loan Documentation:	The definitive financing documentation governing the Second- Lien Term Loan Facility (the “Second-Lien Documentation”) shall be based on the First-Lien Documentation with changes contemplated herein. The Second-Lien Documentation shall contain only those conditions to borrowing, representations, mandatory prepayments, warranties, covenants and events of default expressly set forth in this Exhibit A, together with other customary loan document terms and provisions to be mutually agreed (subject to the right of the Lead Arrangers to exercise the flex provisions under the Fee Letter), with exceptions for materiality or otherwise and “baskets” to be agreed and shall otherwise be usual and customary for financings of this kind as agreed by the Lead Arrangers and the Borrower, it being understood and agreed that there shall not be any conditions to the initial borrowing under the Second-Lien Term Loan Facility on the Closing Date other than those conditions precedent set forth in Section 1 of the commitment letter to which this Exhibit B is attached, the section of this Exhibit B entitled “Conditions Precedent” and on Exhibit C to the Commitment Letter and that the Financing Documentation will give due regard the operational requirements of Holdings and its subsidiaries in light of their size, industry, businesses and business practices.

Conditions Precedent:	Conditions precedent limited to those conditions precedent expressly set forth in Section 1 of the commitment letter to which this Exhibit B is attached and on Exhibit C to the Commitment Letter and delivery of borrowing notice.

Representations and Warranties:	Same as those set forth in the First-Lien Documentation with conforming changes.

Covenants:	(a) Affirmative Covenants — Substantially the same as those set forth in the First-Lien Documentation with conforming changes.
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(b) Negative Covenants — Substantially the same as those set forth in the First-Lien Documentation with conforming changes; provided that certain “baskets” and other exceptions will be more permissive as mutually agreed upon by the Lead Arrangers and the Borrower.

(c) Financial Covenant. None.

Events of Default:	Substantially identical to those applicable under the First-Lien Documentation except there shall be a grace period of the lesser of (x) 60 days and (y) the date of acceleration of the obligations under the First-Lien Documentation before a non-payment event of default under the First-Lien Documentation results in a cross- default under the Second-Lien Documentation.

Assignments and Participations:	Any Second-Lien Lender may assign, and may sell participations in, its rights and obligations under the Second-Lien Term Loan Facility (other than to any Disqualified Institution) subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and restrictions on participations to the Borrower and its affiliates and (y) in the case of assignments, to customary limitations to be mutually agreed (including (i) a minimum assignment amount to be agreed (or, if less, the entire amount of such assignor’s commitments and outstanding Term Loans at such time), (ii) an assignment fee in the amount of $3,500 to be paid by the respective assignor or assignee to the Administrative Agent, (iii) restrictions on assignments to any entity that is not an Eligible Transferee, and (iv) the receipt of the consent of the Administrative Agent and, the consent of the Borrower (such consent, in any such case, not to be unreasonably withheld or delayed); provided that such consent of the Borrower shall not be required (i) if such assignment is made to another Second Lien Lender or an affiliate or approved fund of any such Second Lien Lender, (ii) during the primary syndication of the loans and commitments under the Second Lien Term Loan Facility or (iii) after the occurrence and during the continuance of a payment or insolvency event of default).

The Financing Documentation shall provide (the “Second Lien Term Loan Buyback Provisions”; and together with the First Lien Term Loan Buyback Provisions, the “Loan Buyback Provisions”) that so long as no default or event of default is continuing and subject to customary procedures to be agreed, Second-Lien Term Loans may be purchased by and assigned to Holdings, the Borrower and their subsidiaries, to the extent purchased using amounts from the Available Amount Basket; provided that (i) Second-Lien Term Loans owned or held by Holdings, the Borrower and its subsidiaries shall be immediately cancelled and (ii) Second-Lien Term Loans owned or held by Holdings, the Borrower and its subsidiaries, shall not, in the
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aggregate for all such persons, exceed an amount to be mutually agreed of the Second Lien Term Loan Facility.

Waivers and Amendments:	Amendments and waivers of the provisions of the definitive loan documentation governing the Second-Lien Term Loan Facility will require the approval of the Second-Lien Lenders holding more than 50% of the aggregate outstanding principal amount of Second-Lien Term Loans (the “Required Lenders”), except that (a) the consent of each Second-Lien Lender directly affected thereby will be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest or fees, (iii) extensions of scheduled payments of any Second-Lien Term Loans (including at final maturity) or times for payment of interest or fees, and (iv) modifications to the voting percentages, and (b) the consent of all of the Second-Lien Lenders shall be required with respect to releases of all or substantially all of the collateral or the value of the Guaranties provided by the Guarantors; provided that if any of the matters described in clause (a) or (b) above is agreed to by the Required Lenders, the Borrower shall have the right to substitute any non-consenting Second-Lien Lender whose consent is required by having its Second-Lien Term Loans assigned, at par (plus any premium that would be payable if such Second-Lien Lender’s Loan was prepaid on such date), to one or more other institutions, subject to the assignment provisions described above. The Second-Lien Documentation shall provide the right for the Borrower to extend commitments and/or outstanding loans under one or more tranches pursuant to customary procedures to be agreed with only the consent of the extending Lenders and the Administrative Agent.

Indemnification:	Substantially identical to the First-Lien Documentation.

Governing Law and Forum:	Substantially identical to the First-Lien Documentation.

Counsel to Administrative Agent and Lead Arrangers:	Shearman & Sterling LLP.
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EXHIBIT C
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$310,000,000 First-Lien Term Loan Facility
$140,000,000 Second-Lien Term Loan Facility
Conditions Precedent2
          The initial borrowing under each of the Facilities shall be subject to the following additional conditions precedent:
          1. The Acquisition shall have been consummated prior to or substantially simultaneously with the closing under the Facilities on the terms described in the Acquisition Agreement and all other related documentation as in effect on the date hereof, or with such modifications or waivers of, or consents under the Acquisition Agreement and all other related documentation as are not materially adverse to the interests of the First-Lien Lenders or the Second-Lien Lenders or are made with the consent of the Lead Arrangers (such consent not to be unreasonably withheld or delayed).
          2. The Cash Contribution shall have been made and the provision of the Equity Consideration shall have been consummated, in each case, prior to or substantially concurrently with the consummation of the Acquisition. After giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and its subsidiaries shall have outstanding no indebtedness or preferred stock other than the loans and other extensions of credit under or as permitted by the Facilities or other indebtedness permitted to be outstanding pursuant to the Acquisition Agreement.
          3. The Lead Arrangers shall have received (a) audited consolidated balance sheets of the Acquired Business as of the three most recently ended fiscal years and related statements of income, stockholders’ equity and cash flows of the Acquired Business for the three most-recently ended fiscal years and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business for each subsequent fiscal quarter (and the corresponding year prior period) ended more than 45 days before the Securities and Exchange Commission declares effective (the “Effective Date”) the registration statement on Form S-4 of Holdings, including any amendments or supplements thereto (the “Registration Statement”).
          4. The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Holdings as of and for the latest fiscal year or interim period for which financial statements are required to be delivered pursuant to paragraph 3 above or as agreed by the Lead Arrangers and the Borrower, prepared after giving effect to the Transactions as if the Transactions had occurred on the first date of such period.
          5. The Lead Arrangers shall have received (i) a customary certificate in form and substance reasonably acceptable to the Lead Arrangers from the chief financial officer of Borrower certifying that Holdings and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent and (ii) (a) customary legal opinions

[2]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Annex A is attached, including Exhibits A and B thereto.
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(consistent with the “Certain Funds Provision”), payoff letters, corporate records and documents from public officials and officer’s certificates, (b) evidence of authority, (c) subject to the Certain Funds Provisions, evidence of perfection of liens securing the Facilities (free and clear of all liens, subject to customary and other exceptions to be mutually agreed upon) and (d) lien and judgment searches. The Acquisition Agreement Representations and the Specified Representations shall be true and accurate in all material respects.
          6. The Lead Arrangers shall have received all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least 5 days prior to the Closing Date by the Administrative Agent and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations applicable to MSSF or the Lenders, including without limitation the PATRIOT Act.
          7. All fees, expenses and other compensation contemplated by the Commitment Letter and the Fee Letter payable to MSSF, HSBC or the Lenders and for which invoices have been submitted at least 5 days prior to the Closing Date shall have been paid to the extent due.
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EXHIBIT D
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Guaranty and Security Principles
     Set forth below are the Guaranty and Security Principles, applicable to Holdings and any other Foreign Entity. Capitalized terms used but not defined herein shall have the respective meanings set forth in the letter to which this Exhibit D is attached and Exhibits A, B, and C.
Considerations
     The guaranties and security to be provided in support of the Facilities by Holdings and any other Foreign Entity will be given in accordance with these Guaranty and Security Principles.
     These Guaranty and Security Principles embody recognition by all parties that there may be certain legal and practical difficulties in obtaining effective guaranties and/or security. In particular:
     (a) general statutory and regulatory limitations, capital maintenance, financial assistance, corporate benefit, fraudulent preference, “thin capitalization” rules, retention of title claims and similar principles may limit the ability of Holdings and any other Foreign Entity to provide a guaranty or security or may require that the guaranty be limited by an amount or otherwise; provided, that parties agree that (x) the Borrower shall exercise commercially reasonable efforts to cause Holdings to avail itself on or prior to the Closing Date of any statutory whitewash procedures, which may be available and necessary to permit the grant of effective security and guaranties without breach of Irish financial assistance rules and (y) from the Closing Date, in the event that Holdings or any other Guarantors that is a Foreign Entity acquires any material asset that would be required to be pledged pursuant to these Guaranty and Security Principles and that may not be pledged unless a statutory whitewash procedure is undertaken shall avail itself of such procedure which may be available but in no event more frequently than once in each twelve-month period; and provided, further, that Holdings or such Foreign Entity shall use commercially reasonable endeavors to overcome any other such obstacle if the Lenders determine the relevant asset is material;
     (b) a factor in determining whether or not security shall be taken is the applicable cost which shall not be disproportionate to the benefit to the Lenders of obtaining such security;
     (c) where there is material incremental cost involved in creating security over all assets owned by Holdings or a Foreign Entity in a particular category (e.g. real estate), regard shall be had to the principle stated in clause (b) above which shall apply to the immaterial assets and, subject to these Guaranty and Security Principles, only the material assets in that category (e.g. real estate of material economic value) shall be subject to security;
     (d) any assets subject to third party arrangements permitted by the Credit Agreements (including shareholder agreements or joint venture agreements) which prevent those assets from being charged shall be excluded from any relevant security document; provided, that Holdings or such Foreign Entity shall use commercially reasonable endeavors to overcome any such obstacle if the Lenders determine the relevant asset is material;
     (e) Holdings and Foreign Entities shall not be required to give guaranties or enter into security documents to the extent that:
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     (i) it is not within the legal capacity of Holdings or such Foreign Entity, as applicable, to do so;
     (ii) to do so would contravene any applicable legal prohibition or regulatory condition; or
     (iii) the same would conflict with the fiduciary duties of the directors of Holdings or such Foreign Entity, as applicable, or the same would have the potential to result in a risk of personal or criminal liability on the part of any such director provided that Holdings or such Foreign Entity, as applicable, shall use commercially reasonable endeavors to overcome any such obstacle; and
     (f) the giving of a guaranty, the granting of security or the perfection of the security granted shall not be required if:
     (i) it would have a material adverse effect on the ability of Holdings or such Foreign Entity, as applicable, to conduct its operations and business in the ordinary course as otherwise not prohibited by the Facilities; or
     (ii) it would have a material adverse effect on the tax arrangements of Holdings and its subsidiaries; provided, in each case, that Holdings and such Foreign Entity, as applicable, shall use commercially reasonable endeavors to overcome any such obstacle.
     For the avoidance of doubt, in these Guaranty and Security Principles, “cost” includes, but is not limited to, income tax cost, registration taxes payable on the creation or enforcement or for the continuance of any Collateral, stamp duties, out-of-pocket expenses, adverse effects on interest deductibility, notarial costs and other fees and expenses directly incurred by the relevant grantor of Collateral or any of its direct or indirect owners, subsidiaries or affiliates.
Limitations
     1. The secured obligations will be limited:
     (a) to avoid any breach of general statutory and regulatory limitations, capital maintenance, financial assistance, corporate benefit, fraudulent preference, “thin capitalization” rules, retention of title claims or the laws or regulations (or analogous restrictions) of any applicable jurisdiction; and
     (b) to avoid any risk to officers of Holdings and any other Foreign Entity that is granting a security interest in any Collateral of contravention of their fiduciary duties and/or civil or criminal or personal liability.
Terms of Security Documents
     The following principles will be reflected in the terms of any security taken as part of the Transaction:
     (a) security interests in the Collateral shall, to the extent possible under local law, not be enforceable until an Event of Default (as set forth in Exhibits A and B) has occurred and notice of acceleration of the Loans has been given by the Administrative Agent (an “Enforcement Event”);
     (b) subject to the Considerations above, none of Holdings or any other Foreign Entity will be required to procure the consent, acknowledgement of notice of security or any other action by any other person (unless that person is Holdings or a Subsidiary);
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     (c) unless an Enforcement Event is continuing, receivables of an obligor will be collected by that obligor in the ordinary course of its business;
     (d) notification of receivables security to debtors will be given automatically upon the occurrence of an Event of Default (unless the Administrative Agent agrees otherwise);
     (e) notification of any security interest over insurance policies will be served on any material insurer of the assets of Holdings or any other Foreign Entity (other than in respect of any insurance policy maintained by Holdings or any other Foreign Entity, as applicable which is due to expire on or before a date to be agreed), and commercially reasonable efforts by Holdings or such Foreign Entity, as applicable, will be exercised to obtain a notice of acknowledgment from the insurer in respect of such security interest;
     (f) in respect of security given by way of share pledge, unless an Enforcement Event is continuing, the pledgor will be permitted to retain and to exercise voting rights to any shares pledged in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and the pledgor will be permitted to pay dividends upstream on pledged shares to the extent not prohibited by the credit agreements relating to the Facilities (the “Credit Agreements”) with the proceeds to be available to Holdings and its subsidiaries;
     (g) the Administrative Agent will only be able to exercise any power of attorney granted to it under the security documents (i) while an Enforcement Event is continuing, (ii) following a failure to comply with a further assurance or perfection obligation or (iii) in order to remedy a breach of covenant by the relevant obligor in the Credit Agreements and related security documentation;
     (h) no reports on title will be required with respect to real estate;
     (i) security over intellectual property will only be perfected in the following jurisdictions: United States and Ireland;
     (j) unless an Enforcement Event is continuing, no notification of any security interest will be required to be given to warehousemen or any other third parties holding inventory;
     (k) unless an Enforcement Event has occurred and is continuing, no property shall be required to be physically delivered to the Administrative Agent other than share certificates under share pledges; and
     (l) save for security over the shares of material subsidiaries, security will cover future property only to the extent it is legally possible to do so without supplements or amendments to the Credit Agreements and related security documentation (other than supplements or amendments in respect of updates to the schedule of intellectual property, inventory, equipment or receivables set out in the commercial enterprise pledges, and security over intellectual property, inventory, equipment or receivables).
Undertakings/Representations and Warranties
     The parties hereto acknowledge that the security documents will only operate to create security rather than to impose new commercial obligations. Any representations, warranties or undertakings which are required to be included in any security document shall therefore reflect the commercial deal set out in the Credit Agreements. Information such as lists of assets, will be provided if, and only to the extent, required by local law to be provided to protect or create, perfect or register the security and, to the extent so required, will be provided on the Administrative Agent’s reasonable request.
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